Filed Pursuant to Rule 433

Registration No. 333-271899-02

Joint Leads : Deutsche Bank (Str), Citi, and Wells Fargo

Co-Manager (Cls A) : Fifth Third

-Capital Structure-

CL	Size(mm)	WAL^	S&P/KBRA*	BENCH	SPREAD	YIELD	CPN	$PRICE

A-1	$59.261	0.11	A-1+/K1+	I-Curv	+22	5.607%	5.607%	100.00000
A-2	$122.619	0.53	AAA/AAA	I-Curv	+70	5.893%	5.82%	99.99924
A-3	$122.619	1.33	AAA/AAA	I-Curv	+95	5.595%	5.53%	99.99910
B	$65.100	1.99	AA/AA	I-Curv	+115	5.499%	5.43%	99.98699
C	$89.600	2.59	A/A	I-Curv	+150	5.720%	5.65%	99.99301
D	$93.800	3.41	BBB/BBB	I-Curv	+200	6.111%	6.03%	99.98605
E	$38.500	3.81	BB/BB	<Not Offered>

^	WAL to 1.75% ABS to 10% Clean-Up Call
*	Expected Ratings

-Transaction Details-

Offered Size : $552.999MM

Exp. Pricing : Priced

Exp. Settle : 01/24/24

Pxg Speed : 1.75% ABS to 10% Call

Offering Format : Public/SEC Registered

First Pay Date : 02/15/24

ERISA Eligible : Yes

Exp. Ratings : S&P/KBRA

Min Denoms : $1k x $1k

Risk Retention : US – Yes, EU | UK – No

BBG Ticker : BLAST 2024-1 | SSAP: BLST2401

B&D : Deutsche Bank

-Transaction Materials-

Preliminary Prospectus : Attached

Ratings FWP : Attached

Intex : Deal Name : dbblast202401_base | Password: X296

DealRoadshow : https://dealroadshow.com | Passcode: BLAST20241

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s). This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion.